UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2017 (December 13, 2017)

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-32367	80-0000545
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1099 18th Street, Suite 2300

Denver, Colorado 80202

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: 303-239-9100

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Amendment to a Material Definitive Agreement.

As previously reported, on December 4, 2017, Bill Barrett Corporation (“we”, “our” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fifth Creek Operating Company, LLC (“Fifth Creek”), Red Rider Holdco, Inc., a wholly owned subsidiary of the Company (“New Parent”), Rio Merger Sub, LLC, a direct wholly owned subsidiary of New Parent (“Rio Grande Merger Sub”), Rider Merger Sub, Inc., a direct wholly owned subsidiary of New Parent (“Parent Merger Sub”), and, for limited purposes set forth in the Merger Agreement, Fifth Creek Energy Company, LLC and NGP Natural Resources XI, L.P. Pursuant to the terms of the Merger Agreement, at the closing of the mergers contemplated by the Merger Agreement (collectively, the “Merger”) (a) Parent Merger Sub will be merged with and into the Company, with the Company surviving the Merger, and (b) Rio Grande Merger Sub will be merged with and into Fifth Creek, with Fifth Creek surviving the Merger, as a result of which the Company and Fifth Creek will each become direct wholly owned subsidiaries of New Parent.

In connection with the execution of the Merger Agreement and as previously disclosed, on or around December 5, 2017, we launched consent solicitations pursuant to which we sought consents from holders of our 7.00% Senior Notes due 2022 and holders of our 8.75% Senior Notes due 2025 (collectively, the “Senior Notes”) to amend each of the indentures governing the Senior Notes to, among other things, amend the defined term “Change of Control” in each of the indentures to provide that the Merger will not constitute a “Change of Control” under the indentures.

On December 13, 2017, the amendments with respect to both series of Senior Notes were approved by a majority of the holders of the then-outstanding aggregate principal amount of Senior Notes governed by the applicable indenture, and, upon receipt of such consents, we entered into the Supplemental Indenture to the Fourth Supplemental Indenture, dated as of March 12, 2012, by and among the Company, the subsidiary guarantors of the Company named therein, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), relating to the 7.00% Senior Notes due 2022, and the First Supplemental Indenture to the Indenture, dated as of April 28, 2017, by and among the Company, the subsidiary guarantors of the Company named therein, and Deutsche Bank Trust Company Americas, as Trustee, relating to the 8.75% Senior Notes due 2025 (collectively, the “Supplemental Indentures”).

We paid a consent fee equal to $2.50 per $1,000 principal amount of Senior Notes for consents validly delivered and not validly revoked upon the execution and effectiveness of each Supplemental Indenture giving effect to the amendments. The aggregate amount of the consent fees paid was $1,668,975.

Copies of the Supplemental Indentures are included as exhibits to this report on Form 8-K. The foregoing description of the Supplemental Indentures does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 3.02.	Unregistered Sales of Equity Securities.

As previously reported, on December 4, 2017, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with an unaffiliated third party that holds outstanding 7.00% Senior Notes due 2022 issued by the Company (the “7% Senior Notes”). On December 15, 2017, pursuant to the Exchange Agreement, the Company acquired $50 million aggregate principal amount of 7% Senior Notes in exchange for the issuance to the holder of 10,863,000 shares of the Company’s common stock.

The issuance of shares of common stock pursuant to the Exchange Agreement was effected in reliance upon the exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

4.1	Supplemental Indenture, dated as of December 13, 2017, to the Fourth Supplemental Indenture, dated as of March 12, 2012, by and among Bill Barrett Corporation, the Guarantors named therein, and Deutsche Bank Trust Company Americas, as Trustee, relating to the 7.00% Senior Notes due 2022.

4.2	First Supplemental Indenture, dated as of December 13, 2017, to the Indenture, dated as of April 28, 2017, by and among Bill Barrett Corporation, the Guarantors named therein, and Deutsche Bank Trust Company Americas, as Trustee, relating to the 8.75% Senior Notes due 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2017

BILL BARRETT CORPORATION

By:	/s/ Kenneth A. Wonstolen
	Name:	Kenneth A. Wonstolen
	Title:	Senior Vice President – General Counsel and Secretary